Exhibit 99.1

ConocoPhillips Reports Third-Quarter Net Income of $5.2 Billion or $3.39 Per Share

HOUSTON--(BUSINESS WIRE)--October 22, 2008--ConocoPhillips (NYSE:COP):

Earnings at a glance

	Third Quarter		Nine Months
	2008	2007	2008	2007
Net income	$5,188 million	3,673 million	$14,766 million	7,520 million
Diluted income per share	$3.39	2.23	$9.50	4.54

Earnings adjusted for the second-quarter 2007 Venezuela impairment	$5,188 million	3,673 million	$14,766 million	12,032 million
Diluted earnings per share adjusted for the second-quarter 2007 Venezuela impairment	$3.39	2.23	$9.50	7.26

Revenues	$70.0 billion	46.1 billion	$196.3 billion	134.8 billion

ConocoPhillips (NYSE:COP) today reported third-quarter net income of $5,188 million, or $3.39 per share. This compared with $3,673 million, or $2.23 per share, for the same quarter in 2007. Revenues were $70.0 billion, versus $46.1 billion a year ago.

“Our U.S. operations were impacted by Hurricanes Gustav and Ike during the quarter, but despite these impacts, our overall operating performance was good,” said Jim Mulva, chairman and chief executive officer. “Our upstream business continued to benefit from the strong commodity price environment and we produced 2.2 million BOE per day, including an estimated 0.4 million BOE per day from our LUKOIL Investment segment. In our downstream business, we benefited from stronger global marketing margins and were able to slightly improve our overall realized refining margin in spite of a decrease in global refining crack spreads. Our worldwide refining crude oil capacity utilization rate was 87 percent, reflecting the impact of hurricane-related downtime.

“We generated $7.5 billion of cash from operations during the quarter. This enabled us to invest $4.0 billion in exploring for and developing oil and natural gas supplies, enhancing refining capabilities, and fostering emerging technologies. It also enabled us to repurchase $2.5 billion of ConocoPhillips common stock and pay $0.7 billion in dividends. We ended the quarter with debt of $22.1 billion and a debt-to-capital ratio of 19 percent.”

The results for ConocoPhillips’ business segments follow.

Exploration and Production (E&P)

Third-quarter financial results: E&P third-quarter net income was $3,928 million, compared with $3,999 million in the previous quarter and $2,082 million in the third quarter of 2007.

The decrease from the second quarter of 2008 was primarily due to lower crude oil and natural gas prices, partially offset by a net benefit from asset rationalization efforts, favorable foreign exchange impacts, and lower production taxes. The increase from the third quarter of 2007 was primarily due to higher commodity prices, partially offset by higher production taxes, increased operating costs, and lower volumes.

Daily production from the E&P segment, including Canadian Syncrude, averaged 1.75 million barrels of oil equivalent (BOE) per day, similar to both the previous quarter and the third quarter of 2007. When compared with the previous quarter, production from new developments in the United Kingdom, Russia and Norway largely offset planned and unplanned downtime, which included hurricane disruptions in the U.S. Lower 48, as well as normal field decline. The production impact from hurricane disruptions was approximately 17,000 BOE per day.

When compared with the third quarter of 2007, production from new developments in the United Kingdom, Russia, Indonesia, Norway and Canada was slightly less than impacts from normal field decline, unplanned downtime, and production sharing contracts.

Before-tax exploration expenses were $267 million in the third quarter of 2008, compared with $288 million in the previous quarter and $218 million in the third quarter of 2007.

Nine-month financial results: E&P net income for the first nine months of 2008 was $10,814 million, compared with $2,007 million during the first nine months of 2007. Nine-month 2007 earnings adjusted for the Venezuela impairment were $6,519 million. The increase from the nine-month 2007 adjusted earnings was primarily due to higher commodity prices, partially offset by higher production taxes, lower volumes, increased operating costs, and a lower net benefit from asset rationalization efforts.

Midstream

Third-quarter financial results: Midstream third-quarter net income was $173 million, compared with $162 million in the previous quarter and $104 million in the third quarter of 2007. The increases from the previous quarter and the third quarter of 2007 were primarily due to higher realized natural gas liquids prices, partially offset by lower volumes largely due to hurricane disruptions, as well as higher operating costs.

Nine-month financial results: Midstream net income for the first nine months of 2008 was $472 million, compared with $291 million in 2007. The increase was primarily due to higher realized natural gas liquids prices, partially offset by higher operating costs.

Refining and Marketing (R&M)

Third-quarter financial results: R&M net income was $849 million in the third quarter, compared with $664 million in the previous quarter and $1,307 million in the third quarter of 2007.

The increase in net income from the previous quarter was primarily due to improved global realized marketing margins and lower turnaround costs, which were partially offset by lower refining volumes. The decrease in net income from the third quarter of 2007 was primarily due to a lower net benefit from the company’s asset rationalization efforts, the absence of a third-quarter 2007 German tax legislation benefit, and lower refining volumes.

The U.S. realized refining margin for the third quarter was lower than the previous quarter as the benefit from higher clean product yields and improved margins for secondary products was more than offset by the narrowing of heavy crude differentials and inventory impacts related to the decrease in crude and refined product prices. The international realized refining margin was higher than the previous quarter due to the reduction of temporary inventory builds and improved clean product yields.

The domestic refining crude oil capacity utilization rate for the third quarter was 90 percent, a 4 percent decrease from the previous quarter. The decrease was primarily due to hurricane impacts of approximately 6 percent, partially offset by lower turnaround activity. The international crude oil capacity utilization rate was 75 percent, down from 88 percent in the previous quarter as weak hydro-skimming margins continued to impact utilization at the company's Wilhelmshaven, Germany, refinery.

Worldwide, R&M’s refining crude oil capacity utilization rate was 87 percent, compared with 93 percent the previous quarter and 94 percent in the third quarter of 2007. Before-tax turnaround costs were $73 million in the third quarter of 2008, compared with $170 million in the previous quarter and $27 million in the third quarter of 2007.

Nine-month financial results: R&M net income for the first nine months of 2008 was $2,033 million, compared with $4,801 million in 2007. The decrease was primarily due to significantly lower U.S. refining margins, as well as lower refining volumes, a reduced net benefit from the company’s asset rationalization efforts, the absence of the German tax legislation benefit, and higher operating costs. These decreases were partially offset by higher global marketing margins.

LUKOIL Investment

Third-quarter financial results: LUKOIL Investment segment net income for the third quarter was $438 million, compared with $774 million in the previous quarter and $387 million in the third quarter of 2007. The results include ConocoPhillips’ estimate of its equity share of OAO LUKOIL’s (LUKOIL) income for the third quarter based on market indicators and LUKOIL’s publicly available operating results. The decrease in net income from the previous quarter was primarily due to lower estimated volumes and realized prices, as well as higher estimated operating costs and taxes. The increase in net income from the third quarter of 2007 was primarily due to higher estimated realized prices, partially offset by higher estimated taxes and operating costs, as well as lower estimated volumes.

For the third quarter of 2008, ConocoPhillips estimated its equity share of LUKOIL production was 422,000 BOE per day and its share of LUKOIL daily refining crude oil throughput was 228,000 barrels per day.

Nine-month financial results: Net income for the first nine months of 2008 was $1,922 million, compared with $1,169 million in 2007. The increase was primarily due to higher estimated realized prices, partially offset by higher estimated taxes and operating costs, as well as lower estimated volumes.

Chemicals

Third-quarter financial results: Chemicals net income was $46 million in the third quarter, compared with $18 million in the previous quarter and $110 million in the third quarter of 2007. The increase from the previous quarter was primarily due to higher olefins and polyolefins margins, partially offset by lower aromatics and styrenics margins, costs associated with the decommissioning of an asset, and hurricane impacts. The decrease from the third quarter of 2007 was primarily due to higher utility costs and lower aromatics and styrenics margins.

Nine-month financial results: Net income for the first nine months of 2008 was $116 million, compared with $260 million in 2007. The decrease was primarily due to higher utility costs and lower aromatics and styrenics margins.

Emerging Businesses

Emerging Businesses segment net income was $35 million in the third quarter, compared with $8 million in the previous quarter and $3 million in the third quarter of 2007. The increases from the previous quarter and the third quarter of 2007 were primarily due to higher international power generation results.

Corporate and Other

Third-quarter Corporate expenses were $281 million after-tax, compared with $186 million in the previous quarter and $320 million in the third quarter of 2007. The increase from the previous quarter was primarily due to foreign exchange losses. The decrease from the third quarter of 2007 was primarily due to lower net interest expense and the absence of acquisition-related costs, partially offset by foreign exchange losses. The number of weighted-average diluted shares outstanding during the third quarter was 1,528 million.

The company’s effective tax rate for the quarter was 45 percent. This compared with 44 percent in the previous quarter and 42 percent in the third quarter of 2007.

Outlook

Mr. Mulva concluded:

“We recently announced our plan to create a long-term Australasian natural gas business with Origin Energy focused on coalbed methane production and liquefied natural gas (LNG) processing and sales. This joint venture leverages ConocoPhillips’ strengths and experience in project management; coalbed methane; and LNG technology, operations and marketing. It also better balances ConocoPhillips’ oil and gas resource mix, and our long-term production growth is expected to benefit from a steady, secure source of resource additions. With the transaction expected to close in the fourth quarter, we look forward to working with Origin in delivering a valuable energy resource to customers.

“We also recently announced the signing of a Memorandum of Understanding with JSC National Company KazMunayGas (KMG) and Mubadala Development Company PJSC to negotiate terms for the exploration and development of the ‘N’ Block, located offshore Kazakhstan, under a new subsoil use contract. ConocoPhillips looks forward to establishing a major new exploration presence in Kazakhstan, and we are pleased to participate with KMG and Mubadala in this world-class exploration project.

“Downstream, we were pleased to receive government approval in early September on a key permit associated with the expansion of the Wood River refinery, a facility located in Roxana, Ill., that is jointly owned by ConocoPhillips and EnCana Corporation. Upon completion, the expansion project will supply an additional 3.2 million gallons per day of clean gasoline and diesel in the region. In addition, the project provides significant environmental benefits, including a 95 percent reduction in sulfur dioxide emissions and a 25 percent reduction in nitrogen oxide emissions.

“In terms of the fourth quarter, we anticipate the company’s E&P segment production will be higher than the third quarter. We expect full-year 2008 production to be slightly below 1.8 million BOE per day due to the impact of higher prices on production-sharing-contract volumes and lost production associated with Hurricanes Gustav and Ike. We anticipate exploration expenses to be in the range of $400 million for the quarter.

“In our downstream business, the fourth-quarter crude oil capacity utilization rate is expected to be in the mid-90-percent range. Turnaround costs are anticipated to be approximately $75 million before-tax for the quarter.

“Share repurchases have continued into the fourth quarter. Through the end of October, we will have purchased approximately $8 billion of our shares in 2008 under the previously announced program. Share repurchase levels for the balance of the year will depend on market conditions and capital commitments. We will update the investment community in mid-December on the anticipated level of share repurchases for the fourth quarter, along with 2009 capital expenditure and share repurchase plans.”

ConocoPhillips is an international, integrated energy company with interests around the world. Headquartered in Houston, the company had approximately 33,600 employees, $185 billion of assets, and $262 billion of annualized revenues as of September 30, 2008. For more information, go to www.conocophillips.com.

ConocoPhillips’ quarterly conference call is scheduled for 11 a.m. Eastern time today. To listen to the conference call and to view related presentation materials, go to www.conocophillips.com and click on the “Investor Information” link.

For detailed supplemental information, go to www.conocophillips.com/investor/financial_reports/earnings_reports

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, crude oil and natural gas prices; refining and marketing margins; potential failure to achieve, and potential delays in achieving expected reserves or production levels from existing and future oil and gas development projects due to operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas; unsuccessful exploratory activities; potential disruption or unexpected technical difficulties in developing new products and manufacturing processes; potential failure of new products to achieve acceptance in the market; unexpected cost increases or technical difficulties in constructing or modifying company manufacturing or refining facilities; unexpected difficulties in manufacturing, transporting or refining synthetic crude oil; international monetary conditions and exchange controls; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; general domestic and international economic and political conditions, as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission (SEC). Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Note to U.S. Investors -- The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Production is distinguished from oil and gas production because SEC regulations define Syncrude as mining-related and not part of conventional oil and natural gas reserves. The company uses certain terms in this release, such as "including Canadian Syncrude," and “resources” that the SEC's guidelines strictly prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosures in the company’s periodic filings with the SEC, available from the company at 600 North Dairy Ashford Road, Houston, Texas 77079 and the company’s Web site at www.conocophillips.com/investor/sec. This information also can be obtained from the SEC by calling 1-800-SEC-0330.

CONTACT:
ConocoPhillips, Houston
Becky Johnson (media), 281-293-6743
or
Gary Russell (investors), 212-207-1996